EXHIBIT 10.126

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT is entered into effective as of the 1st day of October, 2001 (the "Effective Date"), by and between Vision Twenty-One, Inc. (the "Company") and Ellen Gordon (the "Consultant").

The Company and the Consultant agree to the following:

  Retention as Consultant. The Company hereby retains Consultant, and the Consultant hereby agrees to render consulting services to the Company, upon the terms and conditions set forth herein.
  Duties. The Consultant agrees that she will, as an independent contractor, provide such services to the Company with respect to the information systems and related activities of the Company and its subsidiaries as are assigned to her by the Chief Executive Officer of the Company from time to time (collectively, the "Projects"). The Consultant shall be provided with written notice of each Project, including the nature and scope of the Project, within a reasonable period of time prior to the requested performance of each Project. Prior to commencement of a specific Project, the Consultant shall provide the Company with an estimate of the number of hours anticipated to complete such Project (the "Individual Project Time Estimate"). If, during the pendency of a particular Project, the Consultant determines that the actual number of hours needed to complete such Project are expected to exceed the Individual Project Time Estimate, the Consultant shall notify the Company of the anticipated increase in the Individual Project Time Estimate and obtain the Company's approval to provide services in excess of the Individual Project Time Estimate.
  Independent Contractor Status. The parties recognize that Consultant is an independent contractor and not an employee, agent or representative of the Company or its subsidiaries, and that the Company will not incur any liability as a result of the Consultant's actions. Consultant shall at all times disclose that she is an independent contractor of the Company and she shall not represent to any third party that she is an employee, agent or representative of the Company other than as expressly stated herein. The Company shall not withhold any funds from the Consultant for tax or other governmental purposes, and the Consultant shall be responsible for the payment of same. Consultant shall not be entitled to receive any employment benefits offered to employees of the Company, including workers' compensation coverage. The Company shall not exercise control over the Consultant.
  Compensation. In consideration for the services rendered by Consultant pursuant to paragraph 2 hereof, the Company hereby agrees to: (i) pay the Consultant the amount of $140.00 per hour; and (ii) waive the mitigation provision set forth in the last sentence of Section 5 (a)(1) of the Amended And Restated Employment Agreement dated May 30, 2001 among the Company, Consultant, MEC Health Care, Inc. and Block Vision, Inc. (the "Prior Employment Agreement") with respect to any compensation paid to Consultant by the Company pursuant to this paragraph 4. Consultant will invoice the Company periodically, at Consultant's convenience. All invoices shall be subject to review and approval by the Company's Chief Financial Officer prior to payment, taking into account all applicable Individual Project Time Estimates. All approved invoices shall be paid within fifteen (15) days of the Company's receipt of same. If all or any part of an invoice is not approved by the Chief Financial Officer, the Chief Financial Officer shall notify Consultant within fifteen (15) days of the Company's receipt of such invoice and the parties shall use their best efforts to resolve the dispute.
  Term. The term of this Agreement shall commence on the Effective Date and shall continue until June 30, 2002, unless sooner terminated by either party pursuant to paragraph 6 hereof.
  Termination.

(a) Either party shall have the right to terminate this Agreement upon at least thirty (30) days prior written notice to the other party, and such termination shall be effective as of the date set forth in such notice, or such other date as is mutually agreed to by the parties.

(b) In the event of a material breach, the non-breaching party may terminate this Agreement upon ten (10) days prior written notice (the "Notice Period") to the breaching party. The party claiming the right to terminate thereunder shall set forth in the notice the facts underlying the claim that the other party is in breach of this Agreement. If the breach is remedied prior to the expiration of the Notice Period, the Agreement shall continue in effect until otherwise terminated pursuant to this paragraph 6. Material breach includes, but is not limited to, a failure by either party to perform, in whole or in part, any provision contained in this Agreement.

(c) The Company shall have the right to terminate this Agreement at any time, if: (i) Consultant engages in fraudulent conduct which involves the property of the Company or its subsidiaries; (ii) Consultant is convicted of, or pleads nolo contendere with respect to any criminal offense or any activity involving moral turpitude; (iii) Consultant shall have engaged in any activity which would disrupt or hinder the Company's business or harm the integrity of the Company or its reputation in the industry. Upon termination of this Agreement pursuant to this paragraph 6 (c), the Company shall have no obligation to make any further payments to Consultant under paragraph 4.

(d) This Agreement may be terminated at any time upon the mutual consent of the Company and Consultant.

  Company Property. Any document or other material prepared by the Consultant, alone or with others in the course of providing services hereunder specific to the Company or its affiliates, including, with out limitation, any source codes for the Projects, shall be the property of the Company. Upon the termination or expiration of this Agreement, Consultant shall promptly return to the Company all files, reports, documents or other records or materials of any kind pertaining to the Company or any of its affiliates.

  Confidentiality. The Consultant agrees that she shall keep all confidential and proprietary information of the Company or relating to the businesses of the Company and its subsidiaries (including, but not limited to, information regarding the Company's affiliates, clients, pricing policies, methods of operation, proprietary computer programs and trade secrets) confidential, and that she will not (except with the Company's prior written consent), during the term of this Agreement or thereafter, disclose such confidential information to any person, firm, corporation, association or other entity (except the Company) under any circumstances during or after the term of this Agreement. The foregoing shall not apply to any information which is already in the public domain, or is generally disclosed by the Company or is otherwise in the public domain at the time of disclosure. The provisions of this paragraph 8 are cumulative of and are not intended to replace or supersede the provisions regarding the protection of confidential information set forth in Section 9 of the Prior Employment Agreement.

  Adherence to Laws. Consultant agrees to comply with all federal, state and local laws and regulations applicable to any activities carried out while providing consulting services to the Company under the provisions of this Agreement.

  Conflict of Interest. Consultant shall exercise reasonable care and diligence to prevent any actions or conditions which could result in a conflict with the best interests of the Company.

  Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties and supersedes all other agreements, expressed or implied, regarding the subject matter hereof and supersedes any prior oral understandings of the parties. Any amendments to this Agreement must be in writing and executed by both parties to this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed effective as of the day and year indicated above.

VISION TWENTY-ONE, INC.	CONSULTANT

/s/ Mark Gordon By:____________________________ Name: Mark Gordon Title: Chief Executive Officer	/s/ Ellen Gordon ___________________________ Ellen Gordon